EXHIBIT 99.1

FINANCIAL
RELATIONS BOARD

                                                                 RE:  NN, Inc.
                                         2000 Waters Edge Drive
                                         Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
October 10, 2006

NN, INC. NAMES JAMES O. ANDERSON GROUP VICE PRESIDENT

Johnson City, Tenn, October 10, 2006- NN, Inc. (Nasdaq: NNBR) today announced that James Anderson, 42, has been named to the newly created position of Group Vice President over the Company’s Plastics and Rubber Group comprising the Industrial Molding and Delta Rubber operations. Roderick R. Baty Chief Executive Officer, commented, “We are pleased to announce James’ promotion and increased responsibilities. Since joining NN in January 2005, he has provided excellent leadership in driving significant improvements in our Industrial Molding operation.”

Mr. Baty continued, “James brings to his new position 16 years of demonstrated general management and leadership experience with the United States Army, Dana Corporation, Accuma Corporation, and NN. While serving in the U.S. Army he achieved the rank of Captain. At Dana Corporation and Accuma Corporation, he held positions of increasing responsibility including Manufacturing Manager, Plant Manager and General Manager.” Mr. Anderson holds a B.S. degree from the University of North Carolina-Wilmington.

Mr. Baty concluded, “The new group management structure will allow us to capture natural synergies that exist between Industrial Molding and Delta Rubber in the areas of marketing, sales, manufacturing, engineering and technical services. These synergies will strengthen and improve the competitiveness of both operations as we execute our global growth strategy.”

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $321 million in 2005.